Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116896, 333-116894, 333-118055, 333-58832, 333-58836, 333-58840, and 333-160665 on Form S-8 of our report dated April 1, 2013 (February 26, 2014 as to Note 1 under the heading “Liquidity and Going Concern”), relating to the consolidated financial statements and financial statement schedule of UTi Worldwide Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph for a subsequent event relating to UTi Worldwide Inc.’s ability to continue as a going concern), and our report dated April 1, 2013 related to the effectiveness of UTi Worldwide Inc. and subsidiaries’ internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

February 26, 2014